Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated January 25, 2019
Relating to Preliminary Prospectus dated January 25, 2019
Registration No. 333-228339

This free writing prospectus should be read together with the issuer’s registration statement on Form S-1 (File No. 333-228339) (including the prospectus therein), as amended. The following information supplements and updates the information contained in the registration statement.

New Fortress Energy LLC Announces Definitive Offering Terms for Initial Public Offering

NEW YORK, January 25, 2019 – New Fortress Energy LLC (NASDAQ: NFE) (“New Fortress” or the “Company”) announced today that following its recent nine-day roadshow, it has filed an amendment to its registration statement on Form S-1 with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the definitive offering terms of its initial public offering of Class A shares representing limited liability company interests in New Fortress (the “Class A shares”). New Fortress is offering 20,000,000 Class A shares at an initial public offering price of $15.00 per share. New Fortress expects to enter into an underwriting agreement in connection with the effectiveness of the registration statement on those deal terms. In addition, New Fortress intends to grant the underwriters a 30-day option to purchase up to an additional 3,000,000 Class A shares at the initial public offering price, less underwriting discounts and commissions. The Class A shares have been approved for listing on the Nasdaq Global Select Market under the ticker symbol “NFE.”

New Fortress has included in the registration statement the initial public offering price and the number of shares offered and specific language under Rule 473(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), such that the registration statement is expected to become automatically effective, pursuant to Section 8(a) of the Securities Act and Rule 459 under the Securities Act, on February 13, 2019. While President Trump announced today a three-week agreement to reopen the federal government, it is not clear how quickly the SEC may be able resume normal operations.  If the SEC does resume normal operations sufficient to complete the offering without reliance on automatic effectiveness, New Fortress intends to pursue alternatives to obtain effectiveness of the registration statement prior to February 13, 2019.

Morgan Stanley, Barclays, Citigroup and Credit Suisse are acting as lead book-running managers for the proposed offering. Additional book-running managers are Evercore ISI and Allen & Company LLC. Co-managers are JMP Securities and Stifel.

The offering of these securities will be made only by means of a prospectus that meets the requirements of Section 10 of the Securities Act. A copy of the preliminary prospectus may be obtained from:

Morgan Stanley & Co. LLC
Attention: Prospectus Department
180 Varick Street, 2nd Floor
New York, NY 10014

Barclays Capital Inc.
c/o Broadridge Financial Solutions
1155 Long Island Avenue
Edgewood, NY 11717
Telephone: (888) 603-5847
Email: barclaysprospectus@broadridge.com

Citigroup Global Markets Inc.
c/o Broadridge Financial Solutions
1155 Long Island Avenue
Edgewood, NY 11717
Telephone: (800) 831-9146

Credit Suisse Securities (USA) LLC
Attention: Prospectus Department
Eleven Madison Avenue, 3rd Floor
New York, NY 10010
Telephone: (800) 221-1037
Email: usa.prospectus@credit-suisse.com

Important Information

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The registration statement may be obtained free of charge at the SEC’s website at www.sec.gov under “New Fortress Energy LLC.” This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About New Fortress Energy LLC

New Fortress Energy is a global energy infrastructure company founded to help accelerate the world’s transition to clean energy. The company funds, builds and operates natural gas infrastructure and logistics to deliver fast-track, turnkey energy solutions that enable economic growth, environmental stewardship and transform local industries and communities. New Fortress Energy is majority-owned by a fund managed by an affiliate of Fortress Investment Group.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements”. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the prospectus included in the registration statement filed with the SEC in connection with the Company’s initial public offering, which could cause its actual results to differ materially from those contained in any forward-looking statement.

Company Contact:

Jake Suski
+1 (516) 268-7433
press@newfortressenergy.com

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: (888) 603-5847, Email: barclaysprospectus@broadridge.com; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: (800) 831-9146; Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, Eleven Madison Avenue, 3rd Floor, New York, NY 10010, Telephone: (800) 221-1037, Email: usa.prospectus@credit-suisse.com.